STOCK OPTION AGREEMENT

FAIRCHILD INTERNATIONAL CORPORATION

THIS AGREEMENT is entered into as of the ____ day of ___________, 200_ ("Date of Grant")

BETWEEN:

FAIRCHILD INTERNATIONAL CORPORATION, a company incorporated pursuant to the laws of the State of Nevada, having an office address at Suite 1220, 666 Burrard Street, Vancouver, British Columbia V6C 2X8

(the "Corporation")

AND:

_________________, of _________________________________

(the "Optionee")

WHEREAS:

A. The Board of Directors of the Corporation (the "Board") has approved and adopted the 2003 Stock Option Plan (the "Plan"), pursuant to which the Board is authorized to grant to employees and other selected persons stock options to purchase common stock, $0.001 par value, of the Corporation (the "Common Stock");

B. The Plan provides for the granting of stock options that either (i) are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) do not qualify under Section 422 of the Code ("Non-Qualified Stock Options"); and

C. The Board has authorized the grant to Optionee of options to purchase a total of ____________ shares of Common Stock (the "Options"), which Options are intended to be (select one):

[ ] Incentive Stock Options;

[ ] Non-Qualified Stock Options

NOW THEREFORE, the Corporation agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, ________ shares of Common Stock. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

1. Limitation on the Number of Shares. If the Options granted hereby are Incentive Stock Options, the number of shares which may be acquired upon exercise thereof is subject to the limitations set forth in Section 5.1(a) of the Plan.

2. Vesting Schedule and Exercise Price. The Options are exercisable in accordance with the vesting schedule set forth in Section 5.1(e) of the Plan.

3. Options not Transferable. The Options may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution or (except in the case of an Incentive Stock Option) pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment or similar process; provided, however, that if the Options represent a Non-Qualified Stock Option, such Option is transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships established exclusively for the benefit of the Optionee and the Optionee's immediate family members. Upon any attempt to transfer, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by the Plan contrary to the provisions thereof, or upon the sale, levy or attachment or similar process upon the rights and privileges conferred by the Plan, such Option shall thereupon terminate and become null and void.

4. Investment Intent. By accepting the Options, the Optionee represents and agrees that none of the shares of Common Stock purchased upon exercise of the Options will be distributed in violation of applicable federal and state laws and regulations. In addition, the Corporation may require, as a condition of exercising the Options, that the Optionee execute an undertaking, in such a form as the Corporation shall reasonably specify, that the Stock is being purchased only for investment and without any then-present intention to sell or distribute such shares.

5. Termination of Options. Options which have vested in accordance with Section 2 of this Agreement shall terminate, to the extent not previously exercised, on _______________, provided that:

(a) in the event that the Optionee holds his or her Options as an employee and the Optionee ceases to be an employee other than by reason of death, disability or termination for cause (as defined by applicable law), the expiration of thirty (30) days from the date that the Optionee ceases to be an employee;

(b) in the event that the Optionee holds his or her Options as an officer, director or consultant of the Corporation or any Related Corporation, and the Optionee ceases to be an officer or director other than by reason of death or disability, the expiration of one (1) month following the date the Optionee ceases to be an officer, director or consultant of the Corporation unless the Optionee continues to be engaged by the Corporation as an employee, then the expiration as specified in section 5.1(g)(i)(B) of the Plan;

(c) in the event that the Optionee ceases to be a director, officer, employee or consultant of the Corporation or any Related Corporation for cause (as defined by applicable law and as determined by the Plan Administrator acting reasonably), the date the Optionee ceases to be a director, officer, employee or consultant of the Corporation or any Related Corporation;

(d) in the event the Optionee should die while he or she is still a director, officer, employee or consultant of the Corporation or any Related Corporation, the expiration of six (6) months from the death of the Optionee unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or

(e) in the event that the Optionee should become disabled while he or she is still a director, officer, employee or consultant of the Corporation or any Related Corporation, the expiration of six (6) months from the date of disability of the Optionee unless, in the case of a Non-Qualified Stock Option, the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option;

(f) If an Optionee's employment or contractual relationship is terminated by death, any Option held by the Optionee shall be exercisable only by the person or persons to whom such Optionee's rights under such Option shall pass by the Optionee's will or by the laws of descent and distribution.

Each unvested Option granted pursuant hereto shall terminate immediately upon termination of the Optionee's employment or contractual relationship with the Corporation for any reason whatsoever, including death or Disability unless vesting is accelerated in accordance with Section 5(f) of the Plan.

6. Stock. In the case of any stock split, stock dividend or like change in the nature of shares of Stock covered by this Agreement, the number of shares and exercise price shall be proportionately adjusted as set forth in Section 5(m) of the Plan.

7. Exercise of Option. Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided, however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the Common Stock shall be precluded from selling or transferring any Common Stock or other security underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the expiration of the Option term. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

Each exercise of the Options shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit A) to the Corporation at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified check or cashier's check in the amount of the full exercise price for the Common Stock to be purchased.

8. Subject to 2003 Stock Option Plan. The terms of the Options are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Corporation.

9. Professional Advice. The acceptance of the Options and the sale of Common Stock issued pursuant to the exercise of Options may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to Options for the Common Stock. Without limiting other matters to be considered, the Optionee should consider whether upon the exercise of Options, the Optionee will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code.

10. No Employment Relationship. Whether or not any Options are to be granted under this Plan shall be exclusively within the discretion of the Plan Administrator, and nothing contained in this Plan shall be construed as giving any person any right to participate under this Plan. The grant of an Option shall in no way constitute any form of agreement or understanding binding on the Corporation or any Related Corporation, express or implied, that the Corporation or any Related Corporation will employ or contract with an Optionee for any length of time, nor shall it interfere in any way with the Corporation's or, where applicable, a Related Corporation's right to terminate Optionee's employment at any time, which right is hereby reserved.

11. Entire Agreement. This Agreement is the only agreement between the Optionee and the Corporation with respect to the Options, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

12. Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Corporation:

Fairchild International Corporation
Suite 1220, 666 Burrard Street
Vancouver, British Columbia V6aC 2X8
Attention: George Tsafalas, President

With a copy to:

David J. Cowan
Lang Michener
Barristers and Solicitors
Suite 1500 - 1055 West Georgia Street
Vancouver, British Columbia V6E 4N7

The Optionee:

________________________
________________________
________________________
________________________

13. Legends.

THERE MAY NOT BE PRESENTLY AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS FOR THE ISSUANCE OF SHARES OF STOCK UPON EXERCISE OF THESE OPTIONS. ACCORDINGLY, THESE OPTIONS CANNOT BE EXERCISED UNLESS THESE OPTIONS AND THE SHARES OF STOCK TO BE ISSUED UPON EXERCISE OF THESE OPTIONS ARE REGISTERED OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE.

THE SHARES OF STOCK ISSUED PURSUANT TO THE EXERCISE OF OPTIONS WILL BE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT OF 1933 AND WILL BEAR A LEGEND RESTRICTING RESALE UNLESS THEY ARE REGISTERED UNDER STATE AND FEDERAL SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE CORPORATION IS NOT OBLIGATED TO REGISTER THE SHARES OF STOCK OR TO MAKE AVAILABLE ANY EXEMPTION FROM REGISTRATION.

FAIRCHILD INTERNATIONAL CORPORATION

Per:
Authorized Signatory

Name of Optionee

EXHIBIT A

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 5(h) of the Fairchild International Corporation 2003 Stock Option Plan (the "Plan") and Section 7 of that certain Stock Option Agreement (the "Agreement") dated as of the _____________, between Fairchild International Corporation (the "Corporation") and the undersigned.

The undersigned hereby elects to exercise the Optionee's option to purchase ____________________ shares of the common stock of the Corporation at a price of US$__________ per share, for aggregate consideration of $_________________, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 7 of the Agreement, accompanies this notice.

The undersigned has executed this Notice this _____ day of ___________________, __________.

Signature

Name (typed or printed)